RETENTION INCENTIVE AGREEMENT

This RETENTION INCENTIVE AGREEMENT (“Agreement”) is made, entered into, and effective as of July 31, 2017 (the “Effective Date”), by and between Halyard Health, Inc. (“Company”), and Christopher M. Lowery (“Employee”).

BACKGROUND

Employee is now and will continue to be employed at-will by the Company. Employee is currently the Company’s Chief Operating Officer and the Company has recently elected a new Chief Executive Officer (the “CEO”). The Company desires to retain Employee’s services to facilitate a smooth CEO transition (the “Transition”), and the Employee desires to assist the Company with such Transition.

STATEMENT OF TERMS

In consideration of the payment of a retention incentive bonus to Employee by the Company on the terms and conditions set forth herein, and the mutual covenants, promises and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    No Right to Continued Employment; Employment at Will. Employee acknowledges that he is employed at-will by the Company. This Agreement does not grant, and shall not be construed as giving, Employee the right to employment or continued employment for any certain period of time with the Company. Accordingly, either party shall have the right to terminate the employment relationship at any time for any reason, including termination prior to or following the payment of any retention incentive bonus. Employee and the Company agree that this Agreement does not create any rights in Employee beyond the potential right to payment of the Retention Incentive Bonus (as defined below).

2.    Retention Bonus. If Employee meets all of the conditions and eligibility requirements set forth below, the Company shall pay Employee a bonus (the “Retention Incentive Bonus”) in the gross amount of $250,000.00, less applicable withholdings and deductions. The Retention Incentive Bonus will be paid as a lump sum, less applicable deductions and withholdings, within thirty (30) days following the earlier of: December 15, 2017 (the “Transition End Date”), or the termination of Employee by the Company without cause. The Company may withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Retention Incentive Bonus should be viewed as an indication of the Company’s confidence in and appreciation of Employee’s abilities, and as an additional form of compensation to meet a special purpose. The Retention Incentive Bonus will be in addition to any other compensation or benefits (including without limitation severance benefits) that Employee may otherwise be eligible to receive, and is not a permanent or recurring element of Employee’s compensation, nor will it impact any other element of compensation for which Employee may otherwise be eligible.

3.    Eligibility. To be eligible for the Retention Incentive Bonus, Employee must meet all of the following requirements:

(a)    Employee must continue to perform Employee’s assigned duties and responsibilities in a satisfactory fashion. Whether Employee has performed his or her duties in a satisfactory manner will be determined in the sole discretion of the Company.

(b)    Employee must take all actions reasonably requested by the Company to facilitate the successful Transition.

(c)    Employee must remain in the employ of the Company through the Transition End Date; provided, however, that if Employee is terminated involuntarily by the Company without cause prior to the Transition End Date, Employee shall be deemed to have satisfied this requirement for receipt of the Retention Incentive Bonus.

(e)    Employee must, prior to receipt of the Retention Incentive Bonus amount, execute a full general release of claims and covenant not to sue in the form provided by the Company (the “Release Agreement”) and not revoke such Release Agreement within any revocation period specified in the Release Agreement.

4.    Term of Agreement. This Agreement shall terminate on the earliest of: (i) the date that the Company fulfills its obligations set forth in Section 2 hereof; and (ii) Employee’s employment with the Company terminates for cause.

5.    Entire Agreement. This Agreement embodies the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements, oral or written, regarding the subject matter hereof and as to retention or bonus payments to be made to Employee. No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by the parties.

6.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Georgia without regard to conflicts of law principles thereof.

7.    Enforcement. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. It is understood and agreed that no failure or delay by Company or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.    Acknowledgement. Employee agrees that he or she has read all the terms of this Agreement and understands those terms. Employee is signing this Agreement of his or her own free will in exchange for the Retention Incentive Bonus to be paid to Employee.

9.    Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986 (“the Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A of the Code.

IN WITNESS HEREOF, Company and Employee have each executed this Agreement as of the Effective Date.

Halyard Health

By:	/s/ Joseph F. Woody	7-31-17
	Joseph F. Woody	Date
Chief Executive Officer

Employee

/s/ Christopher M. Lowery	7-31-17
Christopher M. Lowery	Date